EXHIBIT 15.1

KPMG Auditores Independentes

Rua Arquiteto Olavo Redig de Campos, 105 - 11º andar

Edifício EZ Tower - Torre A

CEP 04711-904 – São Paulo/SP

C +55 11 3940-1500

kpmg.com.br

November 11, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Gafisa S.A., and, under the date of April 27, 2018, we reported on the consolidated financial statements of Gafisa S.A. as of and for the years ended December 31, 2017 and 2016, and the effectiveness of internal control over financial reporting as of December 31, 2017. On April 27, 2018, we were dismissed. We have read Gafisa S.A.'s statements included under Item 16F of its Form 20-F dated November 11, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Gafisa S.A that BDO RCS Auditores Independentes were not engaged regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on Gafisa S.A.’s consolidated financial statements and neither a written report was provided to Gafisa S.A. or oral advice was provided that BDO concluded was an important factor considered by Gafisa S.A. in reaching a decision as to the accounting, auditing or financial reporting issue.

Very truly yours,

/s/ KPMG Auditores Independentes